EXHIBIT 99.01
PRESS RELEASE

DATED APRIL 28, 2014

Top Shelf Brand Holdings Corp finalizes acquisition of Dziaq and Besado

Houston, TX  (NEWSWIRE) April 28, 2014 – Top Shelf Brands Holdings, (a Nevada Corporation) (OTCBB: TEMN), announced today it has completed the acquisition of the Dziaq Liqueur and Besado Ultra Premium Tequila brands from OTR.  Top Shelf Brands has also secured the transfer of ownership rights for the trademarks of Dziaq and Besado through legal filings with the USPTO.  The original investment of over two million dollars and the existing goodwill created by the originators of  Dziaq and Besado will be leveraged through the re-launch with exciting websites and social media activations.

“Dziaq is an innovative calorie reduced liqueur brand that has had targeted market penetration over the last few years with a strong underground following with requests from across the country and overseas. We have newly formulated additional entry’s that will be added for the re-launch in the next few months.  Check us out at http://www.dziaq.com,” stated Alonzo Pierce, CEO, Top Shelf Brands Holdings, Corp.  “Besado is an Ultra Premium Tequila with a unique propriety blend of exotic herbs in a cherry oak barrel finish.,” continued Pierce.

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Financial terms of the agreement with OTR will be disclosed through an 8k filing.

About TSB:

Top Shelf Brands Holdings incubate, create, markets and supplies branded alcoholic beverages with an initial offering of Tequila, Liqueur and Bourbon. Being a federally licensed importer and supplier of alcoholic beverages gives us a competitive edge. Top Shelf Brands is dedicated to “Incubating and Creating Brands People Talk About”. Top Shelf Brands is positioned to capitalize on the $1 trillion spirits industry. Strong growth in the industry is anticipated primarily in the premium category.

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this release, words such as "estimate," "expect," "anticipate," "projected," "planned," "forecasted" and similar expressions are intended to identify forward-looking statements, which are, by their very nature, no guarantees of Team Nations Holdings Corporation, Inc.’s future operational or financial performance, and are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Due to the risks and uncertainties, actual events may differ materially from current expectations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise